Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-71145, 333-47841, 333-26383, 333-53934, 333-81572, 333-103448, and 333-123168) of Fidelity Bancorp, Inc. of our report dated December 18, 2007, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ Beard Miller Company LLP

Beard Miller Company LLP

Pittsburgh, Pennsylvania

December 23, 2008